Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK

AND

SERIES B JUNIOR PARTICIPATING REDEEMABLE PREFERRED STOCK

OF

PFIZER INC.

DECEMBER 14, 2020

Pursuant to Section 151(g) of the General

Corporation Law of the State of Delaware

Pfizer Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

First: Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) by the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing the following series of preferred stock:

(i)    7,500 shares of Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), subject to the Certificate of Designations for Series A Convertible Perpetual Preferred Stock (the “Series A Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on April 11, 2003;

(ii)    6,250,791.94 shares of Series B Junior Participating Redeemable Preferred Stock (the “Series B Preferred Stock”), subject to the Certificate of Designation of Series B Junior Participating Redeemable Preferred Stock (the “Series B Certificate of Designation” and, together with the Series A Certificate of Designations, the “Certificates of Designations”), as filed with the Secretary of State of the State of Delaware on November 12, 2020.

Second: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued pursuant to the Series A Certificate of Designations and none of the authorized shares of the Series B Preferred Stock are outstanding and none will be issued pursuant to the Series B Certificate of Designation.

Third: Pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, the Board adopted resolutions on December 11, 2020, approving the elimination of each of the Series A Preferred Stock and Series B Preferred Stock as set forth herein:

RESOLVED, that none of the authorized shares of each of the Series A Preferred Stock and Series B Preferred Stock are outstanding and none will be issued pursuant to the Certificates of Designations;

RESOLVED, that, upon filing the Certificate of Elimination with the Secretary of State of the State of Delaware, all matters set forth in the Certificates of Designations shall be eliminated from the Certificate of Incorporation with respect to each of the Series A Preferred Stock and Series B Preferred Stock; and

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to prepare, execute and deliver to the Secretary of State of the State of Delaware the Certificate of Elimination as required by the General Corporation Law of the State of Delaware (the “DGCL”) in order to effect the cancellation and elimination of each of the Series A Preferred Stock and Series B Preferred Stock, and any and all documents required to be filed therewith.

Fourth: In accordance with Section 151(g) of the DGCL, the Certificate of Incorporation as effective immediately prior to the filing of this Certificate of Elimination is hereby amended to eliminate all references to each of the Series A Preferred Stock and Series B Preferred Stock.

[Signature page follows.]

IN WITNESS WHEREOF, Pfizer Inc. has caused this Certificate of Elimination to be duly executed in its corporate name as of the date first written above.

PFIZER INC.

By:	/s/ Margaret M. Madden
Name:	Margaret M. Madden
Title:	Senior Vice President and Corporate Secretary Chief Governance Counsel

[Signature Page to the Certificate of Elimination]